Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cumberland Pharmaceuticals, Inc.:

We consent to the use of our report dated March 10, 2017, with respect to the consolidated balance sheets of Cumberland Pharmaceuticals, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), equity, cash flows for each of the years in the three-year period ended December 31, 2016, and related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Nashville, Tennessee

December 18, 2017